Exhibit 99.1

Seelos Therapeutics Raises $10 Million In Private Placement of Senior Secured Convertible Note

NEW YORK, Dec. 14, 2020 /PRNewswire/ -- Seelos Therapeutics, Inc. (Nasdaq: SEEL), a clinical-stage biopharmaceutical company focused on the development of therapies for central nervous system disorders and rare diseases, today announced the sale of a $12.0 million senior secured convertible note (the "Note") and shares of Seelos common stock (the "Closing Shares") to investors (the "Investors"), including Lind Global Asset Management II, LLC, an investment fund managed by The Lind Partners, a New York based institutional fund manager and an existing investor in Seelos. Seelos received $10.0 million in gross proceeds.

Seelos intends to use the proceeds for general corporate purposes and to advance the development of its product candidates.

"This financial commitment from Lind enables us to continue to execute our plans of advancing Seelos' key programs, including the acute suicidal ideation and behavior trial for SLS-002," said Raj Mehra, Ph.D., Chairman and CEO of Seelos.

The following are some of the key features of the Note:

  24-month maturity with a 0% coupon
  Repayment of principal in eighteen monthly cash payments beginning in June 2021 equal to the then-outstanding principal amount of the Note, divided by the number of months remaining until the Note's maturity date
  Starting six months after the date of issuance of the Note, convertible at the option of the Investors into shares of Seelos common stock at a fixed conversion price of $1.60 per share
  Seelos has the right to prepay without penalty (i) up to 66 2/3% of the outstanding principal amount of the Note prior to the six-month anniversary of the issuance date of the Note, and (ii) up to the outstanding principal amount of the Note on or after the seven-month anniversary of the issuance date of the Note, subject to an Investor's right to convert a portion of proposed prepayment amounts into Seelos common stock at $1.60 per share

"Lind is pleased to increase its investment in Seelos at such an important time in their development. Their intranasal Ketamine program, SLS-002, is being studied for acute suicidal ideation and behavior in patients with major depression," said Phillip Valliere, Managing Director at The Lind Partners. "It is a very timely and relevant asset to be developing and we look forward to tracking its progress. We have great confidence in Dr. Raj Mehra and the Seelos team and are thrilled to support their upcoming trials."

The Note and the Closing Shares were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the Note, have not been registered under the Act or applicable state securities laws. Accordingly, the Note, the Closing Shares and the underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About The Lind Partners

The Lind Partners is a New York-based institutional fund manager and leading provider of growth capital to small- and mid-cap companies publicly traded in the US, Australia, Canada and the UK. Lind's core investment strategy is to provide new growth capital via direct investment with initial investments ranging from US$1 to US$30 million plus follow-ons. Lind also invests in syndicated equity offerings and selectively buys on market. Founded in 2011, Lind has completed more than 100 direct investments totaling over $1 Billion in total value and has an established reputation as a flexible and supportive capital partner to investee companies.

About Seelos Therapeutics

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and advancement of novel therapeutics to address unmet medical needs for the benefit of patients with central nervous system (CNS) disorders and other rare disorders. The Company's robust portfolio includes several late-stage clinical assets targeting psychiatric and movement disorders, including orphan diseases. Seelos is based in New York, New York.

For more information, please visit our website: http://seelostherapeutics.com, the content of which is not incorporated herein by reference.

Forward Looking Statements

This press release contains forward-looking statements related to Seelos Therapeutics, Inc. and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding Seelos' expectations on the anticipated use of proceeds from the financing and other matters that are described in Seelos' most recent periodic reports filed with the Securities and Exchange Commission, including Seelos' Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including risks and uncertainties associated with general economic and market conditions and the other risk factors set forth in those filings.

Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and Seelos disclaims any intent or obligation to update these forward-looking statements except as required by law.

Contact Information
Anthony Marciano
Head of Corporate Communications
Seelos Therapeutics, Inc. (Nasdaq: SEEL)
300 Park Ave., 12th Fl
New York, NY 10022
(646) 293-2136
anthony.marciano@seelostx.com
https://www.seelostherapeutics.com
https://twitter.com/seelostx
https://www.linkedin.com/company/seelos